EXHIBIT 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Teekay Tankers Ltd.

We consent to the incorporation by reference in the Registration Statements No. 333-282449 on Form S-8 of the Entity of:

•our report dated March 13, 2026 on the consolidated financial statements of Teekay Tankers Ltd. (the “Entity”) which comprise the consolidated balance sheets as of December 31, 2025 and December 31, 2024, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively the “consolidated financial statements”), and

•our report dated March 13, 2026 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2025 each of which appear in the Annual Report on Form 20-F of the Entity for the fiscal year ended December 31, 2025.

/s/ KPMG LLP
Chartered Professional Accountants

March 13, 2026
Vancouver, Canada